As filed with the Securities and Exchange Commission on January 22, 2001
                                                    Registration No. 333-_______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933
                             ----------------------

                            Altair International Inc.
             (Exact name of registrant as specified in its charter)

         Province of Ontario, Canada                         None
       (State or other jurisdiction of                 (I.R.S. employer
        incorporation or organization)              identification number)

                             ----------------------


               William P. Long                             Copies to:
                  President
          Altair International Inc.                   Brian G. Lloyd, Esq.
       1725 Sheridan Avenue, Suite 140                Bryan T. Allen, Esq.
             Cody, Wyoming 82414                         STOEL RIVES LLP
                (307) 587-8245                 201 South Main Street, Suite 1100
(Name,  address,  including zip code,               Salt Lake City, Utah 84111
and telephone number, including area code,               (801) 328-3131
         of agent for service)

Approximate  date of  commencement  of proposed  sale to the public:  As soon as
practicable  after  the  effective  date  of  this  Registration   Statement  as
determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
                                                                             [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:                                 [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:                                [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:                                                       [ ]

If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434,
please check the following box:                                              [ ]

                         CALCULATION OF REGISTRATION FEE

========================================== ================= ================== ================ ===================
                                                                                   Proposed
                                                             Proposed maximum       maximum          Amount of
Title of each class                          Amount to be     offering price       aggregate        registration
of securities to be registered                registered       per share(1)        offering            fee(1)
                                                                                   price(1)
------------------------------------------ ----------------- ------------------ ---------------- -------------------
Common shares, no par value                11,477,170(2)(3)        $2.06          $23,642,970          $5,911
========================================== ================= ================== ================ ===================

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the common shares as reported on the Nasdaq National Market on January 16, 2001.

(2) In addition, pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement covers a presently indeterminate number of common shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

(3) An aggregate of 100,000 common shares is being carried forward from registration statement No. 333-45511, as to which securities a registration fee of $258.75 was previously paid with such registration statement, at the then-effective rate of $.0003. An aggregate of 483,672 common shares are being carried forward from registration statement No. 333-36462, as to which securities a registration fee of $471.58 was previously paid with such registration statement, at the then-effective rate of $.00026.


Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this Registration Statement will be used as a combined prospectus in connection with this Registration Statement and registration statement Nos. 333-45511 and 333-36462.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

[OBJECT OMITTED]

                                (GRAPHIC OMITTED)

                            ALTAIR INTERNATIONAL INC.

                            12,060,842 Common Shares

                               ------------------

         Altair International Inc. is a development-stage Ontario company in the business of developing mineral processing technologies and mineral properties. We recently acquired the rights to a hydrometallurgical process designed primarily for the production of titanium dioxide products from titanium bearing ores or concentrates. We refer to this technology as our titanium processing technology. We intend to initially use the titanium processing technology to produce small "nanoparticles" of titanium dioxide that are used in paints, cosmetics and other products.

         In addition, we own and are developing a mineral processing machine we call the Altair Centrifugal Jig or simply the jig. The jig uses a rotating circular screen and pulsating water to separate valueless mineral particles from more valuable mineral particles based on their specific gravity. We also lease and are exploring an approximately 14,000 acre parcel of land near Camden, Tennessee to determine whether it would be amenable to large-scale mining of titanium and zircon using the jig or other equipment. We have not completed testing of the titanium processing technology, the jig, or the Tennessee mineral property.

         This prospectus relates to the offering and sale of 12,060,842 common shares of Altair, without par value. All of the offered shares are to be sold by persons who are existing security holders of the Company and identified in the section of this prospectus entitled "Selling Shareholders." Of the shares offered hereby, 650,000 are currently owned by the selling shareholders and 1,383,672 are issuable upon the exercise of outstanding warrants to purchase common shares of Altair. The remaining 10,027,170 offered shares are being registered pursuant to a contractual obligation with one of the selling shareholders and represent an estimated number of common shares that Altair may be required to issue to such selling shareholder pursuant to a 10% Asset-Backed Exchangeable Term Note. The number of shares actually issued upon the exchange of the Exchangeable Term Note may be greater or fewer than 10,027,170 shares. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of common shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

         We will not receive any of the proceeds from the sale of the shares offered hereunder. In the United States, our common shares are listed for trading under the symbol ALTI on the Nasdaq National Market. On January 16, 2001, the closing sale price of a common share, as reported by the Nasdaq National Market, was $2.1875 per share. Unless otherwise expressly indicated, all monetary amounts set forth in this prospectus are expressed in United States Dollars.

                       ---------------------------------

================================================================================
Consider carefully the risk factors beginning on page 4 in this prospectus before investing in the offered shares being sold with this prospectus.
================================================================================

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             Dated January 22, 2001

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.........................................................1


PROSPECTUS SUMMARY............................................................1

   ALTAIR INTERNATIONAL INC...................................................1
   THE OFFERING...............................................................2
   SELLING SHAREHOLDERS.......................................................2

FORWARD-LOOKING STATEMENTS....................................................4


RISK FACTORS..................................................................4


OUR COMPANY'S COMMON STOCK...................................................16

   PRICE RANGE OF COMMON STOCK...............................................16
   OUTSTANDING SHARES AND NUMBER OF SHAREHOLDERS.............................16
   DIVIDENDS.................................................................17
   TRANSFER AGENT AND REGISTRAR..............................................17
   CANADIAN TAXATION CONSIDERATIONS..........................................17

USE OF PROCEEDS..............................................................18


DILUTION.....................................................................18


SELLING SHAREHOLDERS.........................................................18

   BENEFICIAL OWNERSHIP OF SELLING SHAREHOLDERS..............................18
   PRIVATE PLACEMENT OF SHARES, WARRANTS AND NOTES...........................20

PLAN OF DISTRIBUTION.........................................................24


DESCRIPTION OF OFFERED SECURITIES............................................25


LEGAL MATTERS................................................................26


EXPERTS......................................................................26


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................26


WHERE YOU CAN FIND MORE INFORMATION..........................................27

                              ABOUT THIS PROSPECTUS

         This prospectus provides you with a general description of Altair, certain risk factors associated with investment in the offered shares, and a description of the contemplated offering. In addition, you should read the additional information described under the heading "Incorporation of Certain Documents by Reference" on page 26 of this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.

                            Altair International Inc.

         We are a development-stage Ontario company whose primary business is acquiring and developing mineral processing technologies. We also seek to acquire or lease mineral deposits suitable for the use of our mineral processing technologies. Unless the context requires otherwise, all references to "Altair," "Altair International Inc.," "we" or the "Company" in this prospectus refer to Altair International Inc. and each of its subsidiaries.

         In November, 1999, we acquired the rights to a titanium processing technology developed by BHP Minerals International Inc. primarily for the production of titanium dioxide products from titanium bearing ores or concentrates. We also acquired all equipment related to the titanium processing technology owned by BHP Minerals and the right to lease (for $16,812 per month) a 49,000 square foot portion of BHP Minerals' facility in Reno, Nevada. The titanium processing technology is capable of producing conventional titanium dioxide pigments as well as specialized titanium dioxide nanoparticles. We have determined that we will initially use the titanium processing technology and related equipment to produce titanium dioxide nanoparticles. These are high value products used in specialty paints, cosmetics and other high technology applications due to their unique optical and photo-catalytic properties.

         We are also developing the Altair Centrifugal Jig. Our jig is a machine that uses a rotating circular screen and pulsating water to separate valueless mineral particles from more valuable mineral particles based on the differences in their specific gravity. In tests, the jig has proven capable of segregating and recovering extremely fine mineral particles, sized from 100 to 400 mesh, which are not presently recoverable using conventional techniques. (Mesh refers to the openings or spaces in a screen, and the value (size) of mesh is given as the number of openings per linear inch.) We are presently testing and customizing the jig for use in the recovery of heavy minerals such as titanium and zircon and for use in the washing of coal. Management believes that the jig could also be used to recover other minerals such as gold and for environmental remediation.

         We have also leased, and are exploring, an approximately 14,000 acre parcel of land near Camden, Tennessee to determine whether it would be amenable to large-scale mining for titanium and zircon using the jig or other equipment. Preliminary reports suggest that the Tennessee mineral property contains significant amounts of valuable heavy minerals, including titanium and zircon, and is suitable for a large-scale sand mining operation with a multi-decade life. As the first phase of an approximately 18 month feasibility study process, we have designed and are constructing a pilot facility on the Tennessee mineral property, which we expect to be operational during the first half of 2001.

         Our principal office is located at 1725 Sheridan Avenue, Suite 140, Cody, Wyoming 82414 U.S.A., and our telephone number is (307) 587-8245.

                                  The Offering

------------------------------------------------------ -----------------------------------------------------------
Securities offered by the selling shareholders                                                  12,060,842 shares
------------------------------------------------------ -----------------------------------------------------------
Common shares outstanding prior to this offering                                                    19,490,488(1)
------------------------------------------------------ -----------------------------------------------------------
Common share outstanding  following this offering, if                                           27,558,940(1) (2)
all offered shares are sold
------------------------------------------------------ -----------------------------------------------------------
Use of proceeds                                        All proceeds of the  offering  will be
                                                       received  by the  selling shareholders.
------------------------------------------------------ -----------------------------------------------------------
                                                       You should read the "Risk Factors," beginning on page 4,
Risk  factors                                          as well as other cautionary statements throughout this
                                                       prospectus,  before investing  in the offered securities.
------------------------------------------------------ -----------------------------------------------------------


--------------------

(1) Excludes 5,431,700 common shares authorized for issuance upon exercise of outstanding options that have, or may be, granted pursuant to our stock option plans and 1,883,672 common shares subject to outstanding warrants to purchase common shares.

(2) Assumes exercise of all of the warrants described herein in exchange for 1,383,672 shares and immediate re-sale of all such shares. Assumes that 6,684,780 shares are issued upon exercise of exchange rights accruing under the Exchangeable Term Note, which is the number of shares that will be issued if we do not prepay or redeem any amounts due under the Exchange Term Note, the holder of the Exchangeable Term Note exercises all exchange rights immediately upon accrual and the exchange rate remains at 1.15623, as it was on the date of this prospectus. The actual number of shares issued upon exchange of rights accruing under the Exchangeable Term Note may be greater or fewer than estimated amount.

                              Selling Shareholders

         All of the offered shares are to be sold by persons who are existing security holders of Altair. The selling shareholders acquired their shares, warrants and Exchangeable Term Note in private placements of (i) the Exchangeable Term Note and 350,000 warrants that we completed on December 15, 2000 (ii) 50,000 shares and 50,000 warrants that we completed on August 22,

2000, (iii) 500,000 shares and 500,000 warrants that we completed on August 4, 2000, (iv) 325,339 warrants that we completed on March 31, 2000, (v) 83,333 warrants that we completed on March 3, 2000, (vi) 75,000 warrants that we completed on February 15, 2000, and (vii) 100,000 shares that we completed on December 29, 1997.

         Of the shares offered hereby, 650,000 are currently owned by the selling shareholders and 1,383,672 are issuable upon exercise of outstanding warrants. The remaining 10,027,170 offered shares relate to a $7,000,000 10% Asset-backed Exchangeable Term Note, which is exchangeable into our common shares. The number of shares actually issued upon the exchange of the Exchangeable Term Note may be greater or fewer than 10,027,170. In addition, this prospectus and the registration statement of which it is a part cover a presently indeterminate number of common shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction. See "Selling Shareholders."

         For purposes of this prospectus, we have assumed that the number of shares issuable upon exercise of each of the warrants is the number stated on the face thereof. We have also assumed that 6,684,780 shares would be issued upon exercise of exchange rights under the Exchangeable Term Note, which is the number of shares that will be issued if we do not prepay or redeem any amounts due under the Exchange Term Note, the holder of the Exchangeable Term Note exercises all exchange rights immediately upon accrual and the exchange rate remains at 1.15623 as it was on the date of this prospectus. Nonetheless, the number of shares issuable upon exercise of the warrants and exchange of the Exchangeable Term Note, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, stock dividend, or similar transaction resulting in an adjustment in the number of shares subject to the terms of the warrants and exchange of the Exchangeable Term Note.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in this section and other cautionary statements throughout this prospectus and the our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

         Among the key factors that may have a direct bearing on our operating results are risks and uncertainties described under "Risk Factors," including those attributable to the absence of operating revenues or profits, uncertainties regarding the development and commercialization of the titanium processing technology and the jig, development risks associated with the Tennessee mineral property and uncertainties regarding our ability to obtain capital sufficient to continue our operations and pursue our proposed business strategy.

                                  RISK FACTORS

         Before you invest in the offered securities described in this prospectus, you should be aware that such investment involves the assumption of various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase the offered securities.

We have not generated any operating revenues or profits.
--------------------------------------------------------

         We are a development stage company. To date, we have not generated revenues from operations or realized a profit. We are presently investing substantial resources in the testing and development of the jig, the exploration of the Tennessee mineral property, and the development and commercialization of the titanium processing technology. There can be no assurance that the jig, the Tennessee mineral property, the titanium processing technology or any other project undertaken by us will ever enable Altair to generate revenues or that we will at any time realize a profit from operations.

We may continue to operate at a net loss.
-----------------------------------------

         We have experienced a loss from operations in every fiscal year since our inception. Our losses from operations in 1998 were $1,762,088, our losses from operations in 1999 were $2,291,850 and our losses from operations for the nine-month period ended September 30, 2000 were $1,924,530. Although we expect to begin product sales of titanium dioxide ("TiO2") nanoparticles in early 2001, total sales will probably not be at a level sufficient to produce a positive net income for the year. We will continue to experience a net operating loss until, and if, the titanium processing technology, the jig and/or the Tennessee mineral property begin generating revenues for us. Even if the titanium processing technology and titanium processing equipment, the jig or the Tennessee mineral property begin generating revenues, the revenues may not exceed the costs of production. Accordingly, we may not ever realize a profit from operations.

We may not be able to  raise  sufficient  capital  to meet  present  and  future
--------------------------------------------------------------------------------
obligations.
------------

         As of September 30, 2000, we had cash and cash equivalents of $875,947. On December 15, 2000, we issued the $7,000,000 10% Asset-Backed Exchangeable Term Note at which time we received cash proceeds of $7,000,000 (less $155,000 in financing fees), $2,845,000 of which is unrestricted and $4,000,000 of which is securing a letter of credit and is scheduled to be released as principal payments are made. We believe that the unrestricted cash we currently possess is sufficient to fund our basic operations through June 30, 2001. In the absence of revenue, this amount of capital will likely prove insufficient to fund development work necessary to complete the testing necessary to place the titanium processing technology into continuous operation in a commercial setting. In addition, we will likely need additional capital to complete testing and development of the jig or exploration of the Tennessee mineral property. If we determine to construct and operate a mine on the Tennessee mineral property, we will need to obtain a significant amount of additional capital to complete construction of the mine and commencement of operations.

         In addition, we may need additional capital for necessary or discretionary acquisitions of equipment, properties, intellectual property rights or companies. General and industry market factors or other unforeseen events may also affect our use of and need for capital.

         If we need additional capital, we may not to be able obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital. Factors affecting the availability and price of capital may include, without limitation, the following:

         o market factors affecting the availability and cost of capital generally;
         o   our  performance;
         o   the size of our  capital  needs;
         o the market's perception of mining, technology and/or minerals stocks;
         o   the economics of projects being pursued;
         o industry perception of our ability to recover minerals with the jig or titanium processing technology; and
         o   the price, volatility and trading volume of our common shares.

If we are unable to obtain sufficient capital or are forced to pay a high price for capital, we may be unable to place the titanium processing technology and titanium processing equipment into continuous operation, complete testing and production of the jig, complete exploration and development of the Tennessee mineral property, or otherwise pursue and fully exploit existing or future development opportunities. In addition, because of their size, resources, history and other factors, certain of our competitors may have better access to capital than we do and, as a result, may be able to exploit opportunities more rapidly, easily or thoroughly than we are.

Unless the  Exchangeable  Term Note is  earlier  redeemed  for cash,  the common
--------------------------------------------------------------------------------
shares issued upon exchange of the  Exchangeable  Term Note may dilute  existing
--------------------------------------------------------------------------------
shareholders and cause downward pressure on our stock price.
------------------------------------------------------------

         We have issued a $7,000,000 10% Asset-Backed Exchangeable Term Note. Under the Exchangeable Term Note, we are required to make monthly payments in the principal amount of $291,667 plus accrued interest. If we do not make such monthly payment in cash by the 15th of each month, the holder of the Exchangeable Term Note has the right to exchange the monthly payment amount into common shares at the applicable exchange price. The exchange price for any date is the lesser of (a) a fixed exchange price of $3.00, subject to adjustment, and
(b) the average of the lowest three daily trading prices of the common shares during the 15 trading days ending on the day before an exchange right is exercised.

         If the average of the lowest three daily trading prices during the 15 trading days ending on the day before an exchange rate is exercised is less than the $3.00 (or the adjusted fixed exchange price), the number of shares issuable upon exchange of the monthly payment amount increases significantly as the market price of our common shares declines. A decline in the market price of our common shares could be caused or exacerbated by the exchange of the monthly payment amount and subsequent sale of the common shares issuable upon such exchange. A decline in the market price of our common shares could also encourage short sales on the part of the holder of the Exchangeable Term Note or others, which short sales could further depress the market price of our common shares. The exchange of the Exchangeable Term Note may cause substantial dilution to existing shareholders.

         In order to illustrate the relationship between the market price of our common shares and the number of common shares issuable upon exchange of the monthly payment amounts on the Exchangeable Term Note, the following table sets forth how many additional common shares would be issued upon exchange of the entire exchangeable amount of the Exchangeable Term Note if the average of the lowest three daily trading prices during the 15 trading days ending on the day before an exchange rate is exercised were (a) $3.00 or greater, (b) $2.50 per share, (c) $2.00 per share, (d) $1.00 per share, and (e) $.50 per share. Such prices are selected for illustration purposes only and do not reflect our actual estimate of the average of the lowest three daily trading prices during any 15 trading day period. For purposes of the following table, we assume, among other things, that shareholder approval is obtained for the issuance of the Exchange Term Note, that no principal or interest is redeemed with cash or prepaid, that all exchange rights are exercised on the date of accrual and that no penalties or premiums are required to be paid.

         Shares issuable upon exchange of the total amount exchangeable under the Exchangeable Term Note if the average of the lowest three daily trading prices of the common shares ending on the day before an exchange rate is exercised is as follows:

           $3.00 or Greater          $2.50               $2.00               $1.00               $.50
           ----------------          -----               -----               -----               ----
              2,576,388            3,091,666           3,864,583           7,729,166          15,458,332


We have pledged substantial assets to secure a loan.
----------------------------------------------------

         We have pledged all of the intellectual property and common stock of Altair Technologies, Inc., our second-tier wholly-owned subsidiary, to secure a $7,000,000 10% Asset-backed Exchangeable Term Note. Altair Technologies, Inc. owns and operates the titanium processing technology the Company acquired in 1999. The Exchangeable Term Note is also secured by a pledge of the common stock of Mineral Recovery Systems, Inc., which owns and operates the Company's leasehold interests in the Camden, Tennessee area. If we default on the Exchangeable Term Note, severe remedies will be available to the holder of the Exchangeable Term Note, including immediate seizure and disposition of all pledged assets.

Our operations are and will be subject to extensive government regulation.
--------------------------------------------------------------------------

         Our exploration of the Tennessee mineral property, testing of the jig, and operation of the titanium pigment processing facility are, and any future testing, operation, construction or mining activities of Altair will be, subject to a number of federal, state, and local laws and regulations concerning mine and machine safety and environmental protection. Such laws include, without limitation, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response Compensation Liability Act. Such laws require that we take steps to, among other things, maintain air and water quality standards, protect threatened, endangered and other species of wildlife and vegetation, preserve certain cultural resources, and reclaim exploration, mining and processing sites. These laws are continually changing and, as a general matter, are becoming more restrictive.

         Compliance with federal, state, or local laws or regulations represents a small part of our present budget; nevertheless, continued compliance may be extremely costly, especially if we actually commence mining operations on the Tennessee mineral property. If we fail to comply with any such laws or regulations, a government entity may levy a fine on us or require us to take costly measures to ensure compliance. Any such fine or expenditure may adversely affect our development.

Certain of our experts and  directors  reside in Canada and may be able to avoid
--------------------------------------------------------------------------------
civil liability.
----------------

         We are an Ontario corporation, and a majority of our directors are residents of Canada. In addition, certain of our experts (including our principal accountants and Canadian legal counsel) are located in Canada. As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the United States securities laws. It is uncertain whether Canadian courts would (i) enforce judgments of United States courts obtained against us or such directors, officers or experts predicated upon the civil liability provisions of United States securities laws or (ii) impose liability in original actions against Altair or its directors, officers or experts predicated upon United States securities laws.

We are dependent on key personnel.
----------------------------------

         Our continued success will depend to a significant extent on the services of Dr. William P. Long, our President and Chief Executive Officer, and Mr. C. Patrick Costin, our Vice President and President of Fine Gold and MRS. The loss or unavailability of Mr. Long or Mr. Costin could have a material adverse effect on us. We do not carry key man insurance on the lives of such key officers.

         In addition to the individuals identified above, we employ a Chief Financial Officer, President of Altair Technologies, Inc. and 21 additional employees. Aside from Dr. Long, Mr. Costin, the Chief Financial Officer, and the President of Altair Technologies, Inc., we have no employment agreements with any of our personnel. Competition for such personnel is intense, and we can provide no assurance that we will be able to attract and maintain all personnel necessary for the development and operation of our business.

We  may  fail  to  identify  or be  unable  to  consummate  important  strategic
--------------------------------------------------------------------------------
transactions.
-------------

         We are currently evaluating, and plan to continue to evaluate, licensing or acquiring additional mining technologies products or properties. We also plan to remain open to acquiring, or developing strategic relations with other companies that have products, manufacturing capabilities, or other qualities that are compatible with our business objectives. We must compete for attractive acquisition or strategic alliance candidates with numerous other companies, many of whom have significantly greater financial and technological resources than we do. In addition, to the extent we are in a competitive position, we may fail to identify or consummate acquisition or strategic alliance opportunities.

         Even if we identify and complete such alliances, consummation thereof may require us to incur additional debt, amortize expenses related to goodwill and intangible assets, or issue dilutive equity securities, all of which could adversely affect our operating results or financial condition. In addition, a failure by Altair to integrate its operations with that of an ally or acquisition target may adversely affect operating results. Disruptions in operations are likely to be especially severe during the fiscal quarters immediately following any acquisition or alliance transaction, while the operations of the acquired or combined business are being integrated into our operations.

We may issue  substantial  amounts  of  additional  shares  without  stockholder
--------------------------------------------------------------------------------
approval.
---------

         Our Articles of Incorporation authorize the issuance of an unlimited number of common shares. All such shares may be issued without any action or approval by our stockholders. In addition, we have two stock option plans which have potential for diluting of the ownership interests of our stockholders. The issuance of any additional common shares would further dilute the percentage ownership of Altair held by existing stockholders.

The market price of our common stock is extremely volatile.
-----------------------------------------------------------

         Our common shares have been listed on the Nasdaq National Market since January 26, 1998. Trading in our common shares has been characterized by a high degree of volatility. See "Price Range of Common Stock." Trading in our common shares may continue to be characterized by extreme volatility for numerous reasons, including the following:

         o Uncertainty regarding the viability of the titanium processing technology;

         o The continued absence of any revenues from the jig, the Tennessee mineral property or the titanium processing technology;

         o Uncertainty regarding the viability of mining the Tennessee mineral property;

         o Continued dominance of trading in our common shares by a small number of firms;

         o   Positive or negative announcements by us or our competitors;

         o Industry trends, general economic conditions in the United States or elsewhere, or the general markets for equity securities, minerals, and commodities;

         o The announcement of financial or research and development results that differ from analyst and investor expectations, regardless of our health;

         o   Significant changes in our future prospects; and

         o Speculation by short sellers our common shares or other persons (such as the holders of the Exchangeable Term Note) who stand to profit from a rapid increase or decrease in the price of our common shares.

Future sales of currently  restricted  securities may affect the market price of
--------------------------------------------------------------------------------
our common stock.
-----------------

         The resale of "restricted securities," as well as securities held by our "affiliates," is generally subject to the provisions of Rule 144 ("Rule 144") promulgated under the Securities Act of 1993, as amended (the "Securities Act"). In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of common shares then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. In addition, a person who is not deemed to have been an affiliate of Altair at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owners except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. We are unable to predict the effect that future sales under Rule 144 may have on the then-prevailing market price of the Common Stock.

         In addition, shares issued upon exercise of options granted pursuant to our employee stock option plans are presently registered under the Securities Act. Subject to certain restrictions on resale by affiliates, such shares may be sold without restriction. The sale of any substantial number of common shares may have a depressive effect on the market price of our Common Stock.

We have never declared a dividend and may not for the foreseeable future.
-------------------------------------------------------------------------

         We have never declared or paid dividends on our common shares. Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying dividends on our common shares in the foreseeable future.

We have not yet  confirmed the viability  and  effectiveness  of the  processing
--------------------------------------------------------------------------------
technology and processing assets.
---------------------------------

         The titanium processing technology and titanium processing equipment have not been used by Altair or anyone else in a commercial setting, and may prove ineffective or unreliable when subjected to continuous use. We have used the titanium processing technology to effectively produce sample quantities of TiO2 nanoparticles but have not completed testing of product applications. The titanium processing technology may prove wholly or partially ineffective when applied on a continuous basis in a commercial setting. In addition, the titanium processing equipment may break down, be costly to maintain or prove unreliable when operated on a continuous basis in a commercial setting. If the titanium processing technology proves ineffective or the titanium processing equipment proves unreliable in a commercial setting, we may be unable to recoup the investment in the titanium processing technology and titanium processing equipment.

Nanoparticles  produced  using the  processing  technology  may be  perceived as
--------------------------------------------------------------------------------
substandard or not fit for a particular use.
--------------------------------------------

         In the short run, we plan to use the titanium processing technology and titanium processing equipment to produce TiO2 nanoparticles. We have not previously produced or marketed TiO2 nanoparticles and, to date, have obtained only a small order for TiO2 nanoparticles. The TiO2 nanoparticles and other products produced using the titanium processing technology and titanium processing equipment may be of inferior quality to alternative products or, regardless of actual quality, may be perceived as lacking adequate quality or reliability. In addition, even if TiO2 nanoparticles we produce are of adequate quality for general use, they may have properties that make them unsuitable for the particular use of a potential customer. Even if we are able to efficiently produce TiO2 nanoparticles and other products using the titanium processing technology and titanium processing equipment, we may not be able to sell such products in the marketplace.

The current market for TiO2 nanoparticles is limited.
-----------------------------------------------------

     In the short run, we plan to use the titanium processing technology to produce TiO2 nanoparticles. The uses for such nanoparticles are limited--primarily cosmetics and surface coatings--and the market for such nanoparticles is small, estimated at 3,800 tons per annum. Even if we are able to effectively produce TiO2 nanoparticles and other products using the titanium processing technology, we may not be able to profitably market such products for any of the following reasons:

         o   there may be insufficient demand for such products;

         o despite strong initial demand for such products, the market for such products may contract or collapse as a result of a decrease in demand for goods incorporating such mineral products, a worldwide or regional financial crisis, or other unforeseen event;

         o   the  increased  supply of such products as a result of our entrance
             into  the  market  may  cause  the  price  to  drop,   reducing  or
             eliminating profitability;

         o   competing   entities  may  begin   producing,   or  increase  their
             production  of   nanoparticles,   causing  the  price  to  drop  or
             displacing potential sales.

         o such products may be of inferior quality to alternative products or, regardless of actual quality, may be perceived as lacking adequate quality or reliability.

Our cost of production may exceed estimates.
--------------------------------------------

         We purchased the titanium processing technology and related titanium processing equipment based on the belief that it will be able to produce TiO2 and other products more cheaply than many competitors. We have not, however, produced any mineral products using the titanium processing technology and titanium processing equipment on a commercial basis. Our actual costs of production may exceed those of competitors and, even if our costs of production are lower, competitors may be able to sell TiO2 and other products at a lower price than is economical for Altair.

Pending patent applications may be denied or may provide inadequate protection.
-------------------------------------------------------------------------------

         BHP Minerals has filed numerous patent applications with the United States Patent and Trademark Office with respect to the titanium processing technology and has transferred the rights to such applications to Altair. Such applications are being reviewed by the Patent and Trademark Office, and no patents with respect to the titanium processing technology have been granted to date. If the applications for any patents related to the titanium processing technology are denied, the value of the titanium processing technology, and any competitive advantage gained from our ownership of the titanium processing technology, will be substantially diminished. We can provide no assurance that pending patent applications will be granted.

         In addition, persons in jurisdictions outside of the United States in which no application has been filed, or which do not honor United States patents, may develop and market infringing technologies. Also, the cost of enforcing patents outside of North America, as well as other obstacles, may limit our ability to enforce any patents related to the titanium processing technology outside of the United States.

Use  of  the  processing  technology  may  lead  to  substantial   environmental
--------------------------------------------------------------------------------
liability.
----------

         Any proposed use of the titanium processing technology and titanium processing equipment will be subject to federal, state, and local environmental laws. Under such laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation and/or removal of substances discovered at the leased Reno, Nevada facility or any other property used by Altair that are hazardous substances. Courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of hazardous substances. We might use hazardous substances and, although we intend to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to hazardous substances, companies engaged in mineral exploration and processing are inherently subject to substantial risk that environmental remediation will be required.

Our series 12 jig is too small for most commercial uses.
--------------------------------------------------------

         To date, we have developed and tested a lower-capacity Series 12 jig and a higher-capacity Series 30 jig. Test results on the Series 12 jig, designed to be capable of processing approximately 120 tons of solids per day, suggest that commercial use of the Series 12 jig is technically feasible. Nevertheless, the designed capacity of the Series 12 jig is too small for coal washing, heavy minerals extraction, and most other intended applications of the jig, except use in small placer gold mines or similar operations. Even if the Series 12 jig performs to design specifications in subsequent tests or at a commercial facility, we believe that, because of its small capacity, the potential market for the Series 12 jig is limited.

Testing is incomplete on our series 30 jig.
-------------------------------------------

         The Series 30 jig is designed to process approximately 500 tons of solids per day. We believe that this designed capacity is sufficient for heavy mineral sands processing and many other intended commercial applications. Nevertheless, the Series 30 jig may not prove attractive to potential end users. Even if we are successful in leasing the Series 30 jig to end users, the Series 30 jig may not prove efficient, durable, or cost-effective enough to satisfy the expectations of end users once operated in an uncontrolled environment. In addition, the introduction of new technologies by competitors could render the Series 30 jig or larger jig obsolete or unmarketable or require costly alterations to make it marketable.

Performance of the jig in a commercial setting may not match test results.
--------------------------------------------------------------------------

         Although test results from controlled tests on the Series 30 jig suggest that it is capable of separating valuable heavy minerals from mineral sands, the Series 30 jig has not been operated as part of an actual commercial mineral processing facility. When integrated into actual commercial operations, the Series 30 jig:

         o   may not be able to process sand at its design capacity;

         o may not recover a commercially valuable end product at a commercial viable rate when processing mineral sands;

         o may break down frequently or otherwise be too costly to operate and maintain;

         o may be displaced or rendered obsolete by the introduction of competing technologies or jigs and may be incompatible with developing mining or extraction processes; and

         o may be rendered obsolete by the absence of demand for heavy minerals or other end product of processing.

The jig faces competition from alternative technologies.
--------------------------------------------------------

         The centrifugal jig process may not prove superior, either technically or commercially, to alternative technologies. Various mineral processing technologies perform many functions similar or identical to those for which the jig is designed. Results from further tests or actual operations may reveal that these alternative technologies are better adapted to any or all of the uses for which the jig is intended. Moreover, regardless of test results, consumers may view any or all of such alternative technologies as technically superior to, or more cost effective than, the jig.

The jig faces competition from other jig-like products.
-------------------------------------------------------

         We believe that the jig currently faces several forms of competition in the commercial segregation of dense particles contained in feeds between 150 and 400 mesh, including the Kelsey jig, Falcon concentrators and the Knelsen batch concentrator unit, which are currently being used worldwide. Another centrifugal jig device, the Kelsey jig, has been developed in Australia subsequent to the invention of the jig. According to the Kelsey jig's manufacturer, Geo Logics Pty. Ltd., Kelsey jigs are in service worldwide. In addition, Falcon, a Canadian company, produces a small batch concentrator as well as a machine which is used mainly for pre-concentration and scavenging. Their principal applications to date have been in the gold and tantalum industries. There also exists a batch concentrator known as the Knelsen Bowl. Knelsen units have been installed in various mining applications, primarily gold, throughout the world. Competitors, many of whom may have significant capital and resources, may develop, or be in the process of developing, superior or less expensive alternatives to the jig.

The market for commodities produced using the jig may collapse.
---------------------------------------------------------------

         If the jig is successfully developed and manufactured, we intend to use the jig, or lease the jig for use, to separate and recover valuable, heavy mineral particles. Active international markets exist for gold, titanium, zircon and many other minerals potentially recoverable with the jig. Prices of such minerals fluctuate widely and are beyond our control. A significant decline in the price of minerals capable of being extracted by the jig could have significant negative effect on the value of the jig. Similarly, a significant decline in the price of minerals being produced or expected to be produced on the Tennessee mineral property could have a significant negative effect on the viability of a mine or processing facility on either such property. In addition, because we intend to market the jig primarily to mining companies, a general economic downturn in the mining or mineral industries may have a material adverse effect on Altair.

We are dependent upon others to manufacture the jig.
----------------------------------------------------

         We currently contract on a per-unit basis with a machine shop located in central Tennessee for assembly of the jig but have no long-term contract with such entity. If we complete testing of the jig and develop a final production model, we do not currently have the know-how or resources to establish our own manufacturing facility. Management is considering options for manufacture of the jig, including manufacturing under a long-term contract or through an exclusive licensing arrangement or joint venture. We may not be able to obtain adequate manufacturing capacity. Moreover, even if a manufacturer is found, we may not be able to cost-effectively produce affordable, high-quality units capable of sustaining continuous operations with low maintenance costs in a production environment.

Certain patents for the centrifugal jig have expired.
-----------------------------------------------------

         Initial patents on the jig were issued in the United States, South Africa, United Kingdom, Australia and Canada. These patents expired on various dates between May 1999 and December 2000. A series of second patents have been issued with respect to a critical component of the jig in the United States, South Africa, Japan, Europe, Australia, Canada, United Kingdom, Germany and France. These patents expire on various dates between January 2010 and January 2011. A third series of patents with respect to an efficiency enhancing component of the jig have been issued in the United States, Europe, Australia, Japan, South Africa, Canada and Brazil. These patents have expiration dates between April and November 2018.

         Persons in countries in which we have not patented the jig or certain critical components may develop and market an infringing product. The cost of enforcing patents outside of North America, and similar obstacles, may limit our ability to enforce our patents and keep infringing products out of the market for the jig.

We have not completed  examining the feasibility of mining the Tennessee mineral
--------------------------------------------------------------------------------
property.
---------

         The Tennessee mineral property is currently in the exploratory stage. An independent consultant hired by Altair has completed a pre-feasibility study on the Tennessee mineral property. Based on the positive results of such study, we have determined to commence final feasibility testing of the Tennessee mineral property.

         Commenced during August 1998, final feasibility testing involves the actual design, pricing, and analysis of equipment and facilities that would be used to mine the Tennessee mineral property. To date, we have designed and begun construction of a pilot test facility on the Tennessee mineral property, which we expect will be completed during the first half of 2001. The feasibility testing process is also expected to involve an examination of the market for products produced at the pilot facility, applications for permits necessary for any proposed full-scale mining facility and attempts to secure financing of any proposed full-scale mining facility. If production at the pilot plant and our marketing, permitting and financing efforts are successful, a mine would not be operational for 24-36 months after financing is obtained. Our feasibility testing may indicate that the Tennessee mineral property does not contain minable quantities of heavy minerals or that such deposits are not amenable to large-scale, low-cost mining, as contemplated by Altair. Even if the tests suggest that mining is economically feasible on the Tennessee mineral property, we may be unable to obtain the capital, resources and permits necessary to mine the Tennessee mineral property. Moreover, market factors, such as a decline in the price of, or demand for, minerals recoverable at the Tennessee mineral property, may adversely affect the development of mining operations on such property.

We may be unable to obtain  necessary  environmental  permits for the  Tennessee
--------------------------------------------------------------------------------
mineral property.
-----------------

         We have obtained all permits necessary for construction and operation of our pilot facility on the Tennessee Mineral property. Nonetheless, these permits relate only to the pilot facility, and, as set forth below, we will be required to obtain additional, broader permits if we determine to commence commercial mining on the Tennessee mineral property.

         In order to begin construction and commercial mining on the Tennessee mineral property, we may have to obtain additional federal, state and local permits, none of which we have has obtained. Because we have not yet commenced design of a commercial mining facility in the Tennessee mineral property, we are not in a position to definitively ascertain which federal, state and local mining and environmental laws or regulations would apply to a mine on the Tennessee mineral property. Nevertheless, we anticipate that compliance with the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response Compensation Liability Act would be necessary if we determined to commence construction and operation of a mine on the Tennessee mineral property.

         In addition to these federal laws and regulations, we anticipate that, if the Tennessee mineral property is developed, we will be required to obtain a surface mining permit from the State of Tennessee under the Tennessee Mineral Surface Mining Law of 1972. The application for such a permit must be preceded by public notice and must include, among other things, a filing fee, a reclamation and revegetation plan, and a bond to cover the costs of reclamation. We expect that we will be required to obtain a National Pollution Discharge Elimination System permit from the Tennessee Department of Environment and Conservation. We can provide no assurance that we will be able to obtain any such permit.

Any  operations  on the  Tennessee  mineral  property may lead to  environmental
--------------------------------------------------------------------------------
liability.
----------

         Any proposed mining or processing operation on the Tennessee mineral property, or any other property acquired by Altair, will be subject to federal, state, and local environmental laws. Under such laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation, and/or removal of substances discovered on either of the Tennessee mineral property or any other property used by Altair, which are deemed by the federal and/or state government to be toxic or hazardous ("Hazardous Substances"). Courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of Hazardous Substances. We might use Hazardous Substances and, although Altair intends to employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, companies engaged in mineral exploration and processing are inherently subject to substantial risk that environmental remediation will be required.

                           OUR COMPANY'S COMMON STOCK

                           Price Range of Common Stock

         In the United States, prior to March 23, 1997, our common shares were listed under the symbol "AIGDF" on the Nasdaq Bulletin Board. From March 24, 1997 until January 23, 1998, our common shares were quoted on the Nasdaq SmallCap Market under the symbol "ALTIF."

         Beginning on January 26, 1998, our Common Stock began trading on the Nasdaq National Market under the symbol "ALTIF" (changed to "ALTI" on May 23,
2000) The following table sets forth, for the periods indicated, the high and low sales prices for our common shares, as reported on the Nasdaq National Market.

Fiscal Year Ended December 31, 1998                     Low                 High
                                                        ----------------    ----------------

         1st  Quarter   (beginning  January  26,
         1998)                                             $8.125            $15.625
         2nd Quarter                                        7.000              9.625
         3rd Quarter                                        3.000             10.250
         4th Quarter                                        5.875              8.625

Fiscal Year Ended December 31, 1999                     Low                 High
                                                        ----------------    ----------------

         1st Quarter                                       $6.063             $9.875
         2nd Quarter                                        4.125              6.875
         3rd Quarter                                        3.875              5.000
         4th Quarter                                        3.453              5.063

Fiscal Year Ended December 31, 2000                     Low                 High
                                                        ----------------    ----------------

         1st Quarter                                       $3.625             $9.469
         2nd Quarter                                       $2.750             $5.625
         3rd Quarter                                       $2.000             $4.469
         4th Quarter                                       $0.719             $3.500

The last sale price of the Common Stock, as reported on the Nasdaq National Market, on January 16, 2001 was $2.1875 per share.

                  Outstanding Shares and Number of Shareholders

         As of December 31, 2000, the number of common shares outstanding was 19,490,488 held by approximately 500 holders of record. In addition, as of the same date, we have reserved 5,431,700 common shares for issuance upon exercise of options that have been, or may be, granted under our employee stock option plans and 1,883,672 common shares for issuance upon the exercise of outstanding warrants. In addition, we have issued a $7,000,000 10% Asset-Backed Exchangeable Term Note, pursuant to which a presently indeterminable number of additional common shares may be issued pursuant to the terms of the Exchangeable Term Note.

                                    Dividends

         We have never declared or paid dividends on our common shares. Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common shares in the foreseeable future.

                          Transfer Agent and Registrar

         The Transfer Agent and Registrar for our common shares is Equity Transfer Services, Inc., Suite 420, 120 Adelaide Street West, Toronto, Ontario, M5H 4C3.

                        Canadian Taxation Considerations

         Dividends paid on common shares owned by non-residents of Canada are subject to Canadian withholding tax. The rate of withholding tax on dividends under the Income Tax Act (Canada) (the "Act") is 25%. However, Article X of the reciprocal tax treaty between Canada and the United States of America (the "Treaty") generally limits the rate of withholding tax on dividends paid to United States residents to 15%. The Treaty further generally limits the rate of withholding tax to 5% if the beneficial owner of the dividends is a U.S. corporation which owns at least 10% of the voting shares of the company.

         If the beneficial owner of the dividend carries on business in Canada through a permanent establishment in Canada, or performs in Canada independent personal services from a fixed base in Canada, and the shares of stock with respect to which the dividends are paid is effectively connected with such permanent establishment or fixed base, the dividends are taxable in Canada as business profits at rates which may exceed the 5% or 15% rates applicable to dividends that are not so connected with a Canadian permanent establishment or fixed base. Under the provisions of the Treaty, Canada is permitted to apply its domestic law rules for differentiating dividends from interest and other disbursements.

         A capital gain realized on the disposition of our common shares by a person resident in the United States (a "Non-resident") will be subject to tax under the Act if the shares held by the Non-resident are "taxable Canadian property." In general, our common shares will be taxable Canadian property if the particular Non-resident used (or in the case of a Non-resident insurer, used or held) the common shares in carrying on business in Canada or, where at any time during the five-year period immediately preceding the realization of the gain, not less than 25% of the issued and outstanding shares of any class or series of shares of the Company were owned by the particular Non-resident, by persons with whom the particular Non-resident did not deal at arms' length, or by any combination thereof. If the common shares constitute taxable Canadian property, relief nevertheless may be available under the Treaty. Under the Treaty, gains from the alienation of common shares owned by a Non-resident who has never been resident in Canada generally will be exempt from Canadian capital gains tax if the shares do not relate to a permanent establishment or fixed base which the Non-resident has or had in Canada, and if not more than 50% of the value of the shares was derived from real property (which includes rights to explore for or to exploit mineral deposits) situated in Canada.

                                 USE OF PROCEEDS

         All proceeds from any sale of offered shares, less commissions and other customary fees and expenses, will be paid directly to the selling shareholders selling the offered shares. We will not receive any proceeds from the sale of any of the offered shares.

                                    DILUTION

         Our unaudited net tangible book value at September 30, 2000 was $7,199,980, or approximately $.23 per common share then outstanding (assuming all 12,000,842 offered shares were outstanding on September 30, 2000. Accordingly, new investors who purchase shares may suffer an immediate dilution of the difference between the purchase price per share and $.23.

         As of September 30, 2000, there were outstanding warrants and options to purchase up to 4,432,372 common shares at a weighted average exercise price of $5.539 per share. The existence of such warrants and options may hinder future equity offerings by us, and the exercise of such warrants and options may have an adverse effect on the prevailing market price of the common shares. Furthermore, the holders of warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

                              SELLING SHAREHOLDERS

                  Beneficial Ownership of Selling Shareholders

         The table beginning on the top of the next page sets forth, as of the date of this prospectus:

         o  the name of each selling shareholder,
         o certain beneficial ownership information with respect to the selling shareholders,
         o the number of shares that may be sold from time to time by each selling shareholder pursuant to this prospectus, and
         o the amount (and, if one percent or more, the percentage) of common shares to be owned by each selling shareholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants or other purchase rights, to the extent exercisable within 60 days of the date of this prospectus, are treated as outstanding for purposes of computing each selling shareholder's percentage ownership of outstanding common shares.


                                                                                              Shares Beneficially Owned
                                         Beneficial Ownership                                    upon Completion of the
                                           Prior to Offering                                                Offering(1)
                                   ----------------------------------                       ----------------------------
                                                                          Number of
                                       Number of                         Shares Being      Number of
       Beneficial Owner                 Shares          Percent(2)         Offered           Shares         Percent
-------------------------------     ---------------    -------------    --------------     -----------    ------------

Doral 18, LLC                           350,000(3)         1.7%            10,377,170          0              --

Louis Schnur                          1,662,670(4)         8.2%               750,000         912,670        4.6%

MBRT Trust(5)                           412,500(6)         2%                 350,000          62,500          *

Gibson Family Limited

Partnership                             100,000(7)          *                 100,000          0              --

Anderson LLC                            250,261(8)         1.3%               250,261          0              --

Toyota on Western, Inc.                  83,333(9)          *                  83,333          0              --

De Jong & Associates, Inc.               75,000(10)         *                  75,000          0              --

Ladenburg Thalmann & Co., Inc.           75,078(11)         *                  75,078          0              --

All Selling  Shareholders as a        2,925,509(12)       13.8%            12,060,842         975,170          5%
Group

---------------------
*        Represents less than one percent of the outstanding common shares.

(1) Assuming the sale by each selling shareholder of all of the shares offered hereunder by such selling shareholder. There can be no assurance that any of the shares offered hereby will be sold.
(2) The percentages set forth above have been computed assuming the number of shares outstanding equals the sum of (a) 19,490,488, which is the number of common shares actually outstanding on December 31, 2000, and
         (b) common shares subject to warrants and exchange rights with respect to which such percentage is calculated.
(3) Includes 350,000 common shares issuable by us upon the exercise of warrants held by such entity. Does not include shares issuable upon exercise of the exchange rights that may accrue under the Exchangeable Term Note held by Doral. As further discussed in "--Private Placement of Shares, Warrants and Notes--Doral 18, LLC," below if we elect not to redeem the monthly payment amount we owe under the Exchangeable Term Note, on each due date, the holder of the Exchangeable Term Note automatically will receive the right to exchange (immediately or at any later date during the term) the monthly payment amount into common shares at the applicable exchange price. The exchange price for any date is the lesser of (a) a fixed exchange price of $3.00, subject to adjustment, and (b) the average of the lowest three daily trading prices of the common shares during the 15 trading days ending on the day before an exchange right is exercised. For an illustration of how many common shares would be issuable under the Exchangeable Term Note if the market price of our common shares were to remain at various price levels during the term, see "Risk Factors--Unless the Exchangeable Term Note is earlier redeemed for cash, the common shares issued upon exchange of the Exchangeable Term Note may dilute existing shareholders and cause downward pressure on our stock price." As required by a registration rights agreement with Doral, we have registered 10,027,170 common shares on behalf of Doral with respect to the Exchangeable Term Note, representing 150% of the number of shares that would be issuable to Doral were all exchange rights to vest and be exercised on the date of this prospectus.
(4) Includes 712,500 common shares issuable by us upon the exercise of warrants held by such person and 83,333 common shares issuable upon the exercise of warrants owned by Toyota On Western, Inc., an affiliate of Mr. Schnur.

(5) The MBRT Trust is an irrevocable trust established by William P. Long, President of the Company, and is administered by an independent trustee for the benefit of the children of Mr. Long. Mr. Long disclaims any beneficial interest in the common shares owned by the MBRT Trust.
(6) Includes 125,000 common shares issuable by us upon the exercise of warrants held by such entity.
(7) Includes 50,000 common shares issuable by us upon the exercise of warrants held by such entity.
(8) Includes 250,261 common shares issuable by us upon the exercise of warrants held by such entity.
(9) Includes 83,333 common shares issuable by us upon the exercise of warrants held by such entity. Said shares are also listed as being beneficially owned by Louis Schnur who also controls such entity.
(10) Includes 75,000 common shares issuable by us upon the exercise of warrants held by such entity.
(11) Includes 75,078 common shares issuable by us upon the exercise of warrants held by such entity.
(12) Includes 1,721,172 common shares issuable by us upon the exercise of warrants held by the selling shareholders.


         There can be no assurance that any of the shares offered hereby will be sold. We believe the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

                 Private Placement of Shares, Warrants and Notes

Doral 18, LLC
-------------

         On December 15, 2000, pursuant to a securities purchase agreement, we sold Doral 18, LLC a warrant to purchase 350,000 common shares and a $7,000,000 10% Asset-Backed Exchangeable Term Note.

         The warrant has an exercise price of $3.00, and is exercisable at any time on or before the earlier of (a) December 15, 2005, and (b) the date 60 days after we provide notice to the holder that the market price of the common shares has been equal to or greater than $12.00 for five consecutive days. The exercise price is subject to reduction pursuant to a formula set forth in the warrant at any time we sell common shares or grant a security or right exercisable for or convertible into common shares at a purchase price which is less than the current exercise price (with exceptions for existing stock options and other specified transactions). The warrant also includes standard anti-dilution provisions pursuant to which the exercise price and number of common shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         The Exchangeable Term Note is in the principal amount of $7,000,000 and bears interest at a rate of 10% per annum. Under the Exchangeable Term Note, we are required to make monthly payments on or before the 15th day of each calendar month in the principal amount of $291,667 plus accrued interest. The Exchangeable Term Note is due and payable in full on December 15, 2003.

         We may redeem the monthly payment amounts at any time throughout the term of the Exchangeable Term Note. In addition, we may prepay the Exchangeable Term Note in $250,000 increments at any time at a price equal to 115% of the sum of outstanding principal and accrued interest. If we elect not to redeem the monthly payment amount, on each due date, the holder of the Exchangeable Term Note automatically will receive the right to exchange (immediately or at any later date during the term) the monthly payment amount into common shares at the applicable exchange price. The exchange price for any date is the lesser of (a) a fixed exchange price of $3.00, subject to adjustment, and (b) the average of the lowest three daily trading prices of the common shares during the 15 trading days ending on the day before an exchange right is exercised.

         The fixed exchange price is subject to reduction pursuant to a formula set forth in the Exchangeable Term Note at any time we sell common shares or issue a security or grant a right exercisable for or convertible into common shares at a purchase price which is less than the current fixed exchange price (with exceptions for existing stock options and other specified transactions). The Exchangeable Term Note also includes standard anti-dilution provisions pursuant to which the exercise price and number of common shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

         Upon the occurrence of a default or specified major corporate event, the holder of the Exchangeable Term Note has the right to exchange the entire principal balance of the Exchangeable Term Note for common shares. Upon the occurrence of other specified events, we are required to redeem the monthly payment amount in cash at 120% of face value.

         The Exchangeable Term Note is secured by a pledge of the equipment, intellectual property and common stock of Altair Technologies, Inc., a second-tier wholly-owned subsidiary of Altair International Inc. Altair Technologies, Inc. owns and operates the titanium processing technology we acquired in 1999. The Exchangeable Term Note is also secured by a pledge of the common stock of Mineral Recovery Systems, Inc., which owns and operates our leasehold interests in the Camden, Tennessee area.

         Pursuant to a registration rights agreement dated as of December 15, 2000, we are obligated to file a registration statement registering the shares issuable to Doral in connection with the Exchangeable Term Note and the warrant.

Louis Schnur
------------

         Louis Schnur acquired 375,000 common shares and 375,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 4, 2000. The 375,000 warrants include warrants to purchase 187,500 common shares at an exercise price of $5 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and warrants to purchase 187,5000 common shares at an exercise price of $4 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the 375,000 common shares issued to Mr. Schnur and the common shares issuable upon the exercise of the warrants.

         Pursuant to a registration rights agreement dated as of August 4, 2000 and entered into in conjunction with the Schnur purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by Mr. Schnur on August 4, 2000.

MBRT Trust
----------

         MBRT Trust, an irrevocable trust for the benefit of the minor children of William P. Long, President of the Company, acquired 125,000 common shares and 125,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 4, 2000. The 125,000 warrants include warrants to purchase 62,500 common shares at an exercise price of $5 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and warrants to purchase 62,500 common shares at an exercise price of $4 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the 125,000 shares issued to MBRT Trust and the 125,000 shares issuable upon the exercise of the warrants. In addition, the shares that may be offered pursuant to this prospectus include 100,000 shares acquired by MBRT Trust in a private placement completed on December 29, 1997 and previously registered on registration statement No. 333-45511.

         .
         Pursuant to a registration rights agreement dated as of August 4, 2000 and entered into in conjunction with the MBRT purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by the MBRT Trust on August 4, 2000.

Gibson Family Limited Partnership
---------------------------------

         Gibson Family Limited Partnership acquired 50,000 shares and 50,000 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of August 22, 2000. The 50,000 warrants include warrants to purchase 25,000 common shares at an exercise price of $5 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $7.00 and warrants to purchase 25,000 common shares at an exercise price of $4 at any time prior to the earlier of (i) the fifth anniversary of the date the registration statement of which this prospectus is a part is first effective, and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of the common shares equals or exceeds $6.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the 50,000 common shares issued to the Gibson Family Limited Partnership and the common shares issuable upon the exercise of the warrants.

         Pursuant to a registration rights agreement dated as of August 22, 2000 and entered into in conjunction with the Gibson Family purchase agreement, we are obligated to file a registration statement registering the common shares, and shares issuable upon the exercise of warrants, acquired by the Gibson Family Limited Partnership on August 22, 2000.

De Jong and Associates
----------------------

         De Jong & Associates, Inc. acquired 75,000 warrants in a private placement pursuant to the terms of a consulting agreement dated as of February 15, 2000 in consideration of consulting services provided to us by de Jong. The warrants have an exercise price of $4.00 per share and are exercisable at any time on or before February 15, 2003. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the shares issuable upon the exercise of such warrants. The common shares issuable upon exercise of the warrants were previously registered by the Company on Registration Statement No. 333-36462.

Toyota on Western, Inc.
-----------------------

         Toyota on Western, Inc. acquired 83,333 warrants in a private placement pursuant to the terms of a stock purchase agreement dated as of March 3, 2000. Pursuant to the Toyota purchase agreement, among other things, we granted warrants to purchase 83,333 shares at the exercise price of $8.00 per share on or before the earlier of (i) March 3, 2004 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a common share on the Nasdaq National Market equals or exceeds $10.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants. The common shares issuable upon exercise of the warrants were previously registered by the Company on Registration Statement No. 333-36462.

Ladenburg Thalmann & Co., Inc.
------------------------------

         On March 31, 2000, the Company granted Ladenburg Thalmann & Co., Inc. 75,078 Series N Warrants in return for serving as placement agent in connection with a private placement of common shares of March 31, 2000. The warrants permit Ladenburg to purchase up to 75,078 shares at an exercise price of $6.75 (or pursuant to cashless exercise provision) at any time on or before the earlier of
(i) March 31, 2003 and (ii) the date thirty days following the fifth day (whether or not consecutive) the closing price of a common share on the Nasdaq National Market equals or exceeds $9.00. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrant. The common shares issuable upon exercise of the warrants were previously registered by the Company on Registration Statement No. 333-36462.

Anderson LLC
------------

         Anderson LLC acquired 250,261 warrants in a private placement pursuant to the terms of a common stock purchase agreement dated as of March 31, 2000. Pursuant to the Anderson purchase agreement, we granted Anderson warrants to purchase 250,261 shares at an exercise of $6.75 per share (or pursuant to a cashless exercise provision) at any time on or before March 31, 2003. The warrants include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The shares that may be offered pursuant to this prospectus include the common shares issuable upon the exercise of the warrants. The common shares issuable upon exercise of the warrants were previously registered by the Company on Registration Statement No. 333-36462.

                              PLAN OF DISTRIBUTION

         The Shares. The shares offered by this prospectus may be sold from time to time by the selling shareholders, who consist of the persons named as "selling shareholders" above and those persons' pledgees, donees, transferees or other successors in interest. The selling shareholders may sell the offered shares on the Nasdaq National Market, or otherwise, at market prices or at negotiated prices. They may sell shares by one or a combination of the following:

         o a block trade in which a broker or dealer so engaged will attempt to sell the offered shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
         o ordinary brokerage transactions and transactions in which a broker solicits purchasers;
         o an exchange distribution in accordance with the rules of such exchange;
         o  privately negotiated transactions;
         o  short sales;
         o if such a sale qualifies, in accordance with Rule 144 promulgated under the Securities Act rather than pursuant to this prospectus;
         o  any other method permitted pursuant to applicable law.

In making sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from such selling shareholders in amounts to be negotiated prior to the sale. Such selling shareholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any proceeds or commissions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions. If a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to the Securities Act of 1933, setting forth:

         o  the name of each of the participating broker-dealers,
         o  the number of shares involved,
         o  the price at which the offered shares were sold,
         o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;
         o a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
         o  any other facts material to the transaction.

             General. We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. In addition, in the event a selling shareholder effects a short sale of common shares, this prospectus may be delivered in connection with such short sale and the shares offered by this prospectus may be used to cover such short sale. To the extent, if any, that a selling shareholder may be considered an "underwriter" within the meaning of the Securities Act, the sale of the shares by it shall be covered by this prospectus.

         We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the offered shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith, and we will not receive any proceeds from the sale of the offered shares.

         In order to comply with the securities laws of certain states, if applicable, the offered securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the offered shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

                        DESCRIPTION OF OFFERED SECURITIES

         For a description of the common shares offered hereunder, please refer to the description of the common shares provided in the Registration Statement on Form 10-SB we filed with the SEC on November 25, 1996.

                                  LEGAL MATTERS

         The validity of the shares being offered hereby is being passed upon for us by Goodman and Carr LLP, Ontario, Canada.

                                     EXPERTS

         The financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this prospectus have been audited by McGovern, Hurley, Cunningham, LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         Future financial statements of the Company and the reports thereon by McGovern, Hurley, Cunningham, LLP also will be incorporated by reference in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing in giving those reports; provided, however, only to the extent that said firm has audited those financial statements and consented to the use of their reports therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         As permitted by SEC rules, this prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

         This prospectus incorporates by reference the documents set forth below that the Company (File No. 1-12497) has previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These documents contain important information about the Company and its financial condition.

         (a) Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on April 12, 2000.

         (b) Our Current Report on Form 8-K filed with the SEC on April 24, 2000, as amended by a Current Report on Form 8-K/A filed with the SEC on July 17, 2000, and a Current Report on Form 8-K/A filed with the SEC on December 26, 2000.

         (c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000.

         (d) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000.

         (e) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed with the SEC on November 14, 2000.

         (f) Our Current Report on Form 8-K filed with the SEC on December 26, 2000.

         (g) All reports and other documents filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of fiscal year 1999.

         (h) The description of the Common Stock contained in the Company's Registration Statement on Form 10 filed under the Exchange Act, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

         We hereby incorporate by reference all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as the Company, that file electronically with the SEC.

         In addition, we will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Please direct written requests for such copies to the Company c/o Mineral Recovery Systems at 230 South Rock Boulevard, Suite 21, Reno, Nevada 89502, U.S.A., Attention: Ed Dickinson, Chief Financial Officer. Telephone requests may be directed to the office of the Director of Finance at (800) 897-8245.

         Our common shares are quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.


======================================================       ====================================================


We have not  authorized  any  dealer,  salesperson  or
other  person  to give any  information  or  represent
anything  not  contained  in  this  prospectus.   This
prospectus   does  not   offer  to  sell  or  buy  any                     12,060,842 Common Shares
securities in any  jurisdiction  where it is unlawful.
The  information  in this  prospectus is current as of
January 22, 2001.

         -----------------------
                                                                           ALTAIR INTERNATIONAL INC.

                                                                           12,060,842 COMMON SHARES






                                                                                ---------------

                                                                                  Prospectus

                                                                                ---------------







                                                                               January 22, 2001


======================================================        ====================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
----------------------------------------------------

The following table sets forth the various expenses of the offering, sale and distribution of the offered securities being registered pursuant to this registration statement (the "Registration Statement"). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

         Item                                                      Amount
         ----                                                      ------

         SEC Commission registration fees                          $5,911

         NASD registration fees                                   $17,500

         Accounting fees and expenses                              $5,000

         Legal fees and expenses                                  $15,000

         Blue Sky fees and expenses                                $3,000

         Printing Expenses                                         $1,000

         Miscellaneous Expenses                                    $2,589

                                                   Total:         $50,000

Item 15. Indemnification of Directors and Officers
--------------------------------------------------

Subsection 136(1) of the Business Corporation Act, Ontario (the "Act") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporation, if,

(a) he acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his or her conduct was lawful.

Subsection 136(2) of the Act provides that a corporation may, with the approval of the court, indemnify a person referred to in subsection 136(1) of the Act in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he fulfills the conditions set out in clauses 136(1)(a) and 136(1))(b) of the Act.

Subsection 136(3) of the Act provides that despite anything in section 136 of the Act, a person referred to in subsection 136(1) of the Act is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

(a) was substantially successful on the merits in his defense of the action or proceeding; and

(b) fulfills the conditions set out in clauses 136(1)(a) and 136(1)(b) of the Act.

Subsection 136(4) of the Act provides that a corporation may purchase and maintain insurance for the benefit of any person referred to in subsection 136(1) of the Act against any liability incurred by the person,

(a) in his capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b) in his capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

Subsection 136(5) of the Act provides that a corporation or a person referred to in subsection 136(1) of the Act may apply to the court for an order approving an indemnity under section 136 of the Act and the court may so order and make any further order it thinks fit.

Subsection 136(6) of the Act provides that upon an application under subsection 136(5) of the Act, the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

The  Company's  By-laws,  as amended,  provide that  subject to  subsection 2 of section 147 of the Act, every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall, from time to time, be indemnified and saved harmless by the Company from and against any liability and all costs, charges and expenses that such director or officer sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Company, except such costs, charges or expenses as are occasioned by his own willful neglect or default. In addition, the board of directors of the Company has passed, and the shareholders have confirmed, several special By-laws authorizing the board of directors, among other things, to borrow money and issue bonds or debentures and to secure any such borrowing by mortgaging or pledging all or part of the Company's assets. The special By-laws further authorize the board of directors to delegate the foregoing powers to any director or officer and to give indemnities to any such director or other person acting on behalf of the Company and secure any such person against loss by giving him by way of security a mortgage or charge upon all of the currently owned or subsequently acquired property, undertakings, and rights of the Company.

Pursuant to an employment agreement with William P. Long, the President, Chief Executive Officer and a director of the Company, the Company has agreed to assume all liability for and to indemnify, protect, save, and hold Dr. Long harmless from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liability, suits, and actions of every kind and character which may be imposed upon or incurred by Dr. Long on account of, arising directly or indirectly from, or in any way connected with or related to Dr. Long's activities as an officer and member of the board of directors of the Company, except as arise as a result of fraud, felonious conduct, gross negligence or acts of moral turpitude on the part of Dr. Long. In addition, Mineral Recovery Systems, Inc. ("MRS"), a wholly-owned subsidiary of the Company, has agreed to assume all liability for and to indemnify, protect, save, and hold harmless Patrick Costin (Vice President of the Company and President of MRS) from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liabilities, suits and actions of every kind and character which may be imposed on or incurred by Mr. Costin on account of, arising directly or indirectly from, or in any way connected with Mr. Costin's activities as manager, officer, or director of MRS or the Company.

Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Company maintains insurance through a commercial carrier against certain liabilities which may be incurred by its directors and officers. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.
------------------

The following exhibits required by Item 601 of Regulations S-K promulgated under the Securities Act have been included herewith or have been filed previously with the SEC as indicated below.

  Exhibit No.                     Description                                 Incorporated by Reference/
                                                                        Filed Herewith (and Sequential Page #)
----------------    ----------------------------------------    -------------------------------------------------------
                                                                Incorporated  by reference to  Registration  Statement
            4.1     Form of Common Stock Certificate            on Form 10-SB  filed with the  Commission  on November
                                                                25, 1996.

                                                                Incorporated  by  reference to the  Company's  Current
            4.2     Form of Warrant (Anderson)                  Report on Form 8-K filed with the  Commission on April
                                                                24, 2000.

                                                                Incorporated    by   reference   to   the    Company's
            4.3     Form of  Series M  Warrant  (Toyota  On     Registration  Statement  on Form  S-3  filed  with the
                    Western)                                    Commission on May 5, 2000.

                                                                Incorporated    by   reference   to   the    Company's
            4.4     Form of DeJong Warrant                      Registration  Statement  on Form  S-3  filed  with the
                                                                Commission on May 5, 2000.

                                                                Incorporated    by   reference   to   the    Company's
            4.5     Form of Series N Warrant (Ladenburg)        Registration Statement  on  Form  S-3  filed  with the
                                                                Commission    on  May 5, 2000.

                    Shareholders   Rights  Plan   Agreement
                    dated   November  27,   1998,   between     Incorporated  by  reference to the  Company's  Current
            4.6     Altair  International  Inc.  and Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services Inc.                      December 29, 1998.

                    Amended   and   Restated    Shareholder
                    Rights  Plan dated  October  15,  1999,     Incorporated  by  reference to the  Company's  Current
            4.7     between    the   Company   and   Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services, Inc.                     November 19, 1999.

                                                                Incorporated  by  reference to the  Company's  Current
            4.8     Form of Doral Warrant                       Report  on Form  8-K  filed  with  the  Commission  on
                                                                December 26, 2000.

                                                                Incorporated  by  reference to the  Company's  Current
            4.9     Asset-backed   Exchangeable  Term  Note     Report  on Form  8-K  filed  with  the  Commission  on
                    dated December 15, 2000                     December 26, 2000.

                                                                Incorporated  by reference to the Company's  Quarterly
           4.10     Form of Series 2000B Warrant                Report  on Form  10-Q  filed  with the  Commission  on
                                                                November 14, 2000.


                                                                Incorporated  by reference to the Company's  Quarterly
           4.11     Form of Series 2000C Warrant                Report  on Form  10-Q  filed  with the  Commission  on
                                                                November 14, 2000.

                    Opinion of  Goodman  and Carr LLP as to
              5     legality of securities offered              Filed herewith on Page II-8

                    Consent    of     McGovern,     Hurley,
           23.1     Cunningham, LLP                             Filed herewith on Page II-10

           23.2     Consent of Goodman and Carr LLP             Included in Exhibit No. 5.

             24     Powers of Attorney                          Included on Page II-6 of the Registration Statement.
-----------------------

Item 17. Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)      To file,  during any period in which  offers or sales are being made of
the  securities   registered   hereby,  a   post-effective   amendment  to  this
Registration Statement:

(i)      To  include  any  prospectus   required  by  section  10(a)(3)  of  the
Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cody, State of Wyoming, on January 17, 2001.

                                   ALTAIR INTERNATIONAL INC.


                                   By /s/ William P. Long
                                   ----------------------
                                   William P. Long
                                   President and Chief Executive Officer

                   POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints William P. Long and Edward H. Dickinson, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

         Signature                            Title                                       Date

/s/ William P. Long        President, Chief Executive Officer, and Director       January 17, 2001
-------------------        (Principal Executive Officer and authorized
William P. Long            representative of the Company in the United States)



/s/ Edward H. Dickinson    Chief Financial Officer                                January 17, 2001
-----------------------    (Principal Financial Officer and Principal
Edward H. Dickinson        Accounting Officer)


/s/ James I. Golla         Secretary and Director
------------------                                                                January 17, 2001
January 17, 2001
James I. Golla


/s/ George E. Hartman      Director                                               January 17, 2001
---------------------
George E. Hartman

/s/ Robert Sheldon         Director                                               January 17, 2001
------------------
Robert Sheldon


                                  EXHIBIT INDEX

  Exhibit No.                     Description                                 Incorporated by Reference/
                                                                        Filed Herewith (and Sequential Page #)
----------------    ----------------------------------------    -------------------------------------------------------
                                                                Incorporated  by reference to  Registration  Statement
            4.1     Form of Common Stock Certificate            on Form 10-SB  filed with the  Commission  on November
                                                                25, 1996.

                                                                Incorporated  by  reference to the  Company's  Current
            4.2     Form of Warrant (Anderson)                  Report on Form 8-K filed with the  Commission on April
                                                                24, 2000.

                                                                Incorporated    by   reference   to   the    Company's
            4.3     Form of  Series M  Warrant  (Toyota  On     Registration  Statement  on Form  S-3  filed  with the
                    Western)                                    Commission on May 5, 2000.

                                                                Incorporated    by   reference   to   the    Company's
            4.4     Form of DeJong Warrant                      Registration  Statement  on Form  S-3  filed  with the
                                                                Commission on May 5, 2000.

                                                                Incorporated    by   reference   to   the    Company's
            4.5     Form of Series N  Warrant  (Ladenburg)      Registration  Statement  on Form  S-3  filed  with the
                                                                Commission on May 5, 2000.

                    Shareholders   Rights  Plan   Agreement
                    dated   November  27,   1998,   between     Incorporated  by  reference to the  Company's  Current
            4.6     Altair  International  Inc.  and Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services Inc.                      December 29, 1998.

                    Amended   and   Restated    Shareholder
                    Rights  Plan dated  October  15,  1999,     Incorporated  by  reference to the  Company's  Current
            4.7     between    the   Company   and   Equity     Report  on Form  8-K  filed  with  the  Commission  on
                    Transfer Services, Inc.                     November 19, 1999.

                                                                Incorporated  by  reference to the  Company's  Current
            4.8     Form of Doral Warrant                       Report  on Form  8-K  filed  with  the  Commission  on
                                                                December 26, 2000.

                                                                Incorporated  by  reference to the  Company's  Current
            4.9     Asset-backed   Exchangeable  Term  Note     Report  on Form  8-K  filed  with  the  Commission  on
                    dated December 15, 2000                     December 26, 2000.

                                                                Incorporated  by reference to the Company's  Quarterly
           4.10     Form of Series 2000B Warrant                Report  on Form  10-Q  filed  with the  Commission  on
                                                                November 14, 2000.

                                                                Incorporated  by reference to the Company's  Quarterly
           4.11     Form of Series 2000C Warrant                Report  on Form  10-Q  filed  with the  Commission  on
                                                                November 14, 2000.

                    Opinion of  Goodman  and Carr LLP as to
              5     legality of securities offered              Filed herewith on Page II-8

                    Consent    of     McGovern,     Hurley,
           23.1     Cunningham, LLP                             Filed herewith on Page II-10

           23.2     Consent of Goodman and Carr LLP             Included in Exhibit No. 5.

             24     Powers of Attorney                          Included on Page II-6 of the Registration Statement.
-----------------------
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